Exhibit 99.2

MPG OFFICE TRUST PROMOTES CHRISTOPHER M. NORTON
TO EXECUTIVE VICE PRESIDENT, GENERAL COUNSEL AND SECRETARY
Jonathan L. Abrams Enters into Separation Agreement with Company

LOS ANGELES, September 11, 2012 - MPG Office Trust, Inc. (NYSE: MPG), a Southern California-focused real estate investment trust, announced the promotion of Mr. Christopher M. Norton to Executive Vice President, General Counsel and Secretary effective immediately.

Mr. Norton previously served as Senior Vice President, Transactions for the Company. Prior to joining MPG Office Trust, Mr. Norton was an attorney at Latham & Watkins LLP, where he served real estate clients, including MPG Office Trust, in the acquisition, financing and leasing of real property.

Mr. Jonathan L. Abrams, MPG’s former Executive Vice President, General Counsel and Secretary, who has been on medical leave for approximately three months, entered into a separation agreement with the Company on September 11, 2012. Pursuant to the agreement, Mr. Abrams will receive a single lump sum payment of $350,000 and reimbursement for COBRA health insurance coverage for 18 months.

David Weinstein, the Company’s President and Chief Executive Officer said, “Chris’ promotion to Executive Vice President, General Counsel and Secretary reflects the valuable contributions he has made to the Company over the past two years. We appreciate all of Jon’s contributions over the past five years and wish him well in his future endeavors.”

About MPG Office Trust, Inc.
MPG Office Trust, Inc. is the largest owner and operator of Class A office properties in the Los Angeles Central Business District. MPG Office Trust, Inc. is a full-service real estate company with substantial in-house expertise and resources in property management, leasing and financing. For more information on MPG Office Trust, visit our website at www.mpgoffice.com.

Business Risks
This press release contains forward-looking statements based on current expectations, forecasts and assumptions that involve risks and uncertainties that could cause actual outcomes and results to differ materially. These risks and uncertainties include, without limitation: risks associated with our liquidity situation, including our failure to obtain additional capital or extend or refinance debt maturities; risks associated with our failure to reduce our significant level of indebtedness; risks associated with the timing and consequences of loan defaults and non-core asset dispositions; risks associated with our loan modification and asset disposition efforts, including potential tax ramifications; risks associated with our ability to dispose of properties with potential value above the debt, if and when we decide to do so, at prices or terms set by or acceptable to us; general risks affecting the real estate industry (including, without limitation, the inability to enter into or renew leases at favorable rates, dependence on tenants’ financial condition, and competition from other developers, owners and operators of real estate); risks associated with the continued disruption of credit markets or a global economic slowdown; risks associated with the potential loss of key personnel (most importantly, members of senior management); risks associated with joint ventures; risks associated with our failure to maintain our status as a REIT under the Internal Revenue Code of 1986, as amended, and possible adverse changes in tax and environmental laws; and potential liability for uninsured losses and environmental contamination.

For a further list and description of such risks and uncertainties, see our Annual Report on Form 10-K filed on March 15, 2012 with the Securities and Exchange Commission. The Company does not update forward-looking statements and disclaims any intention or obligation to update or revise them, whether as a result of new information, future events or otherwise.

CONTACT:	MPG Office Trust, Inc.
Peggy Moretti
Executive Vice President, Investor and Public Relations
(213) 613-4558